Exhibit 99.1 For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – May 8, 2020

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2020 Results:

•	Net earnings of $1.8 million, compared to $2.5 million for Q1 2019

•	Earnings per share of $0.50 per share, compared to $0.70 per share for Q1 2019

•	Provision for loan losses of $400 thousand, compared to none for Q1 2019

•	Allowance for loan losses to total loans of 1.10%, compared to 0.95% at year-end 2019

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.8 million, or $0.50 per share, for the first quarter of 2020, compared to $2.5 million, or $0.70 per share, for the first quarter of 2019.

“I am very pleased with the response of our organization to the challenges presented by the COVID-19 pandemic,” said Robert W. Dumas, Chairman, President, and CEO. “As the crisis unfolded, we moved very quickly to protect the health and safety of our employees and customers. These steps included closing our bank branch lobbies, servicing customers primarily through our drive-through facilities, rotating branch staff, and enabling a large number of our non-retail employees to work remotely.”

“We are actively working with our customers that have been impacted by COVID-19 to support them during this difficult time. We were able to quickly establish our process for participating in the Small Business Administration’s Paycheck Protection Program, and through April 30, 2020, we had 389 applications approved by the SBA totaling over $35 million in loans for our customers, which will help support close to 5,500 employees in our markets.”

“While the duration and effects of the pandemic and the timing and strength of the eventual economic recovery remain uncertain, we believe the Company is well positioned from a capital and liquidity standpoint to play a critical role in supporting our communities as we work together to manage through this crisis,” said Mr. Dumas.

Net interest income (tax-equivalent) was $6.3 million for the first quarter of 2020, a 6% decrease compared to $6.8 million for the first quarter of 2019. This decrease was primarily due to loan payoffs and recent declines in market interest rates. Average loans were down 5% to $451.2 million in the first quarter of 2020 compared to $477.3 million in the first quarter of 2019. The Company’s net interest margin (tax-equivalent) was 3.23% in first quarter of 2020 compared to 3.54% in the first quarter of 2019.

At March 31, 2020, the Company’s allowance for loan losses was $4.9 million, or 1.10% of total loans, compared to $4.4 million, or 0.95% of total loans, at December 31, 2019 and $4.8 million, or 1.02% of total loans, at March 31, 2019. The provision for loan losses was $0.4 million for the first quarter of 2020, compared to no provision for loan losses during the first quarter of 2019. The increase in the provision for loan losses was related to changes in economic conditions driven by the impact of COVID-19 and higher unemployment in our primary market area. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, loan growth, credit quality and risks, and the amount of net charge-offs.

As we work to assist customers affected by the pandemic, we are granting loan modifications or deferrals to certain borrowers on a short-term basis of three to six months. Through April 30, 2020, we have granted loan payment deferrals or payments of interest only on loans totaling $43.3 million, or 10% of total loans. Based on current requests, we expect the number of modifications or deferrals to continue to increase in the second quarter of 2020. In addition, we have identified certain commercial sectors with enhanced risk resulting from the impact of COVID-19. See table below for a summary of loans outstanding for these sectors at March 31, 2020.

		Portfolio Segment
(In thousands)		Commercial and industrial	Construction and land development	Commercial real estate		Total	% of Total Loans
March 31, 2020:
Hotel/motel	$	755	7,293	43,249	$	51,297	12%
Shopping centers		25	—	34,037		34,062	8
Retail, excluding shopping centers		435	826	18,413		19,674	4
Restaurants		566	—	14,089		14,655	3
Total	$	1,781	8,119	109,788	$	119,688	27%

Noninterest income was $1.2 million for the first quarter of 2020 and 2019, respectively. For the first quarter of 2020 noninterest income included $0.3 million in non-taxable death benefits from bank-owned life insurance and a $0.3 million pre-tax gain from an insurance recovery in the first quarter of 2019.

Noninterest expense was $4.9 million for the first quarter of 2020 compared to $4.6 million for the first quarter of 2019. The increase was primarily due to $0.2 million of various expenses related to the redevelopment of the Company’s headquarters in downtown Auburn, including revised depreciation estimates and temporary relocation costs. The Company expects it will incur additional expense in 2020 related to this redevelopment project.

Income tax expense was $0.4 million and $0.6 million for the first quarter of 2020 and 2019, respectively, reflecting an effective tax rate of 17.80% and 19.75%, respectively. This change was primarily due to a decrease in the level of earnings before taxes relative to tax-exempt sources of income. The Company’s effective income tax rate is principally impacted by tax-exempt earnings from the Company’s investments in municipal securities and bank-owned life insurance.

The Company paid cash dividends of $0.255 per share in the first quarter of 2020, an increase of 2% from the same period in 2019. At March 31, 2020, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $856 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, COVID-19 and its effects, including economic conditions and changes in such conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality and risks, and market and economic trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2019 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2020	2019
Results of Operations
Net interest income (a)	$6,332	$6,766
Less: tax-equivalent adjustment	120	146
Net interest income (GAAP)	6,212	6,620
Noninterest income	1,235	1,160
Total revenue	7,447	7,780
Provision for loan losses	400	—
Noninterest expense	4,856	4,611
Income tax expense	390	626
Net earnings	$1,801	$2,543

Per share data:
Basic and diluted net earnings	$0.50	$0.70
Cash dividends declared	$0.255	$0.25
Weighted average shares outstanding:
Basic and diluted	3,566,146	3,614,741
Shares outstanding, at period end	3,566,146	3,581,485
Book value	$29.04	$25.39
Common stock price:
High	$59.99	$39.43
Low	24.11	30.61
Period-end	41.98	39.43
To earnings ratio	16.66	x	15.71	x
To book value	145%	155%
Performance ratios:
Return on average equity (annualized)	7.24%	11.31%
Return on average assets (annualized)	0.86%	1.23%
Dividend payout ratio	51.00%	35.71%
Other financial data:
Net interest margin (a)	3.23%	3.54%
Effective income tax rate	17.80%	19.75%
Efficiency ratio (b)	64.17%	58.18%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$116	$169
Other real estate owned	99	172
Total nonperforming assets	$215	$341

Net recoveries	$(81)	$(18)
Allowance for loan losses as a % of:
Loans	1.10%	1.02%
Nonperforming loans	4,196%	2,845%
Nonperforming assets as a % of:
Loans and other real estate owned	0.05%	0.07%
Total assets	0.03%	0.04%
Nonperforming loans as a % of total loans	0.03%	0.04%
Annualized net recoveries as a % of average loans	(0.07)%	(0.02)%

Selected average balances:
Securities	$257,317	$240,024
Loans, net of unearned income	451,210	477,335
Total assets	838,725	827,143
Total deposits	734,047	732,539
Long-term debt	—	—
Total stockholders’ equity	99,560	89,934
Selected period end balances:
Securities	$280,435	$241,287
Loans, net of unearned income	443,868	472,650
Allowance for loan losses	4,867	4,808
Total assets	856,475	835,014
Total deposits	746,785	739,631
Long-term debt	—	—
Total stockholders’ equity	103,563	90,949

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports First Quarter Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

		Quarter ended March 31,
(Dollars in thousands, except per share amounts)		2020	2019
Net interest income, as reported (GAAP)	$	6,212	$6,620
Tax-equivalent adjustment		120	146
Net interest income (tax-equivalent)	$	6,332	$6,766